Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Second Quarter 2023 Results
■Net income per diluted common share was $2.03, compared to $3.43 in the prior year quarter, and adjusted after-tax income attributable to AIG common shareholders* (AATI) per diluted common share was $1.75, the highest quarterly adjusted earnings per share* (EPS) for AIG since 2007, compared to $1.39 in the prior year quarter
■General Insurance net premiums written (NPW) grew 10% and Commercial Lines NPW grew 14% year-over-year, or 11% and 13%, respectively, on a constant dollar basis and adjusted for the International lag elimination*
■General Insurance combined ratio was 90.9% and accident year combined ratio, as adjusted* (AYCR) was 88.0%, representing the best second quarter AYCR since 2007
■Life and Retirement adjusted pre-tax income (APTI) was $991 million, up 33% from the prior year quarter, benefiting from strong growth in base investment yield. Premiums were $2.5 billion, up 128% from the prior year quarter, and premiums and deposits* were $10.1 billion, up 42% from the prior year quarter supported by record Fixed Index Annuity sales
■AIG repurchased $554 million of common stock in the second quarter and paid $268 million in dividends, reflecting a 12.5% increase in the quarterly common stock dividend
■Announced the sale of Validus Reinsurance, Ltd. (Validus Re) to RenaissanceRe Holdings Ltd. (RenaissanceRe) for approximately $2.74 billion in cash and $250 million in RenaissanceRe common stock, representing another significant milestone in AIG’s strategic repositioning of its global portfolio, reducing overall volatility and creating capital efficiencies
■Successfully executed a secondary offering of Corebridge Financial common stock; following Corebridge Financial share repurchases, AIG ownership reduced to 65.3%
■In early July, closed sale of Crop Risk Services for approximately $240 million in cash and completed the formation of Private Client Select with Stone Point Capital LLC to serve as a managing general agent for the high and ultra-high net worth personal lines business
■On August 1, AIG Board of Directors increased share repurchase authorization to $7.5 billion
SECOND QUARTER 2023 NOTEWORTHY ITEMS
•General Insurance APTI increased $62 million from the prior year quarter to $1.3 billion, driven by higher investment income, partially offset by lower underwriting income due to higher catastrophe losses and lower favorable prior year development, net of reinsurance and prior year premiums.
•Life and Retirement APTI increased $244 million from the prior year quarter to $991 million, primarily due to higher base portfolio spread income, partially offset by lower alternative investment income and lower fee income.
•Net income attributable to AIG common shareholders was $1.5 billion, compared to $2.7 billion in the prior year quarter, or $2.03 compared to $3.43 per diluted common share.
•AATI was $1.3 billion, compared to $1.1 billion in the prior year quarter, or $1.75 compared to $1.39 per diluted common share, primarily due to higher Life and Retirement results and a 9% reduction in weighted average diluted shares outstanding.
•Return on common equity (ROCE) was 14.0% and adjusted ROCE* was 9.4% on an annualized basis. Adjusted ROCE for both General Insurance and Life and Retirement was 12.2%.
* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

NEW YORK, August 1, 2023 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2023.

AIG Chairman & Chief Executive Officer Peter Zaffino said: “In the second quarter, we continued to build on our momentum, delivering outstanding financial results as well as successfully executing on multiple strategic priorities. Second quarter adjusted after-tax income attributable to AIG common shareholders per diluted common share was $1.75, AIG’s highest adjusted EPS since 2007, representing another significant milestone on our path toward sustainable earnings growth over the long-term.

“Our ability to continue to grow, manage volatility and improve profitability reflects our commitment to underwriting and operational excellence. In addition to our strong financial performance, our team executed on several transactions that will simplify AIG, reduce volatility, generate liquidity and capital efficiencies, and allow us to accelerate our capital management plans.

“In General Insurance, continued accident year underwriting margin improvement and strong growth resulted in yet another quarter of excellent financial results. Net premiums written increased 11%† year-over-year and Commercial Lines net premiums written grew 13%† driven by strong growth in North America Commercial Lines of 18%†. North America Commercial rate increased 8% or 9% excluding Workers’ Compensation while International Commercial rate increased 9%.

“The General Insurance combined ratio was 90.9%, inclusive of $250 million of catastrophe losses, or 3.9 loss ratio points, a tremendous result against the backdrop of a very challenging quarter for the industry. The second quarter accident year combined ratio, ex-CAT, was 88.0% and the lowest ratio recorded for the second quarter since 2007. This ratio improved by 50 basis points year-over-year and was driven by an excellent Global Commercial accident year combined ratio, ex-CAT, of 84.4%.

“Life & Retirement delivered very good results, with premiums and deposits of over $10 billion, a 42% increase year-over-year, benefiting from record sales in Fixed Index Annuities. Results included strong continued base net investment spread expansion.

“With respect to capital management, we continued to execute against our balanced strategy. In the second quarter, we increased our quarterly common stock dividend by 12.5% to $0.36 per share, representing the first increase since 2016 and we returned $822 million to shareholders through $554 million of AIG common stock repurchases and $268 million of dividends.

“In May, we announced the sale of Validus Re to RenaissanceRe for $3 billion, which is expected to close in the fourth quarter of 2023. In addition, we announced and successfully completed the sale of AIG’s Crop Risk Services business to American Financial Group, Inc. for approximately $240 million. We also launched Private Client Select as a Managing General Agency with our partner Stone Point Capital LLC that will serve as an independent platform for the high and ultra-high net worth markets.

“In June, we completed a secondary offering of Corebridge Financial common stock. Furthermore, Corebridge issued a $400 million special dividend to its shareholders and executed the repurchase of $200 million of common stock from AIG and Blackstone. Including approximately $600 million in regular dividends, these actions resulted in approximately $1.2 billion of total capital returned to Corebridge shareholders since its initial public offering in September 2022. As a result of these actions, AIG received gross proceeds of approximately $1.7 billion and reduced its ownership in Corebridge to 65.3%.

“The scale of what AIG colleagues accomplished in the second quarter is extraordinary. I am more confident than ever in AIG’s promising future as we continue our journey to be a top performing company delivering excellence in all that we do and creating sustainable long-term value for our stakeholders.”

† On a constant dollar basis for North America and on a constant dollar basis and adjusted for the International lag elimination for International. These measures are not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

For the second quarter of 2023, pre-tax income from continuing operations was $1.9 billion, compared to $3.9 billion in the prior year quarter. Net income attributable to AIG common shareholders was $1.5 billion, or $2.03 per diluted common share, compared to $2.7 billion, or $3.43 per diluted common share, in the prior year quarter. The decline in pre-tax income was primarily driven by a decrease in net realized gains on Fortitude Re funds withheld assets and embedded derivative as well as a decrease in net realized gains excluding Fortitude Re funds withheld assets and embedded derivative, higher catastrophe losses, lower net favorable prior year development (PYD) and higher interest crediting rates at Life and Retirement. The decline was partially offset by higher net investment income and continued improvement in accident year underwriting margin. These pre-tax items were partially offset by lower income tax expense due to a decrease in income from continuing operations and lower income attributable to the noncontrolling interest (NCI) due to a decrease in net income at Corebridge compared to the prior year quarter despite higher income attributable to NCI as a result of lower AIG ownership in Corebridge.

AATI was $1.3 billion, or $1.75 per diluted common share, for the second quarter of 2023, compared to $1.1 billion, or $1.39 per diluted common share, in the prior year quarter. The increase in AATI was due to higher Life and Retirement results, partially offset by higher catastrophe losses and lower net favorable PYD.

Total consolidated net investment income for the second quarter of 2023 was $3.6 billion, an increase of 37% from $2.6 billion in the prior year quarter, benefiting from higher income from fixed maturity securities and loan portfolios due to the higher reinvestment rates on new investments and floating rate securities. Total net investment income on an APTI basis* was $3.3 billion, an increase of $774 million from the prior year quarter.

Book value per common share was $58.49 as of June 30, 2023, a decrease of 1% from March 31, 2023 and an increase of 6% from December 31, 2022. The decrease from March 31, 2023 was driven by an increase in accumulated other comprehensive loss (AOCI) due to increased interest rates and the increase from December 31, 2022 was driven by a decrease in AOCI as a result of the Corebridge secondary offering and share repurchases discussed above. Adjusted book value per common share* was $75.76, almost flat compared to March 31, 2023 and December 31, 2022. Adjusted tangible book value per common share* was $69.99, an increase of approximately 1% from both March 31, 2023 and December 31, 2022.

In the second quarter of 2023, AIG repurchased $554 million of common stock, or approximately 10 million shares, paid $268 million of common and preferred dividends and repaid $388 million of debt maturities. AIG also received proceeds of approximately $1.2 billion from the Corebridge secondary offering, $264 million from the Corebridge special dividend and $180 million from the Corebridge share repurchase, contributing to parent liquidity of $4.3 billion as of June 30, 2023. AIG’s ratio of total debt and preferred stock to total capital at June 30, 2023 was 32.3%, down from 32.8% at March 31, 2023, primarily driven by repayment of $388 million of debt and the Corebridge secondary offering. Excluding AOCI, the total debt and preferred stock to total capital ratio* was 26.0% at June 30, 2023.

On August 1, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.36 per share. The dividend is payable on September 29, 2023 to stockholders of record at the close of business on September 15, 2023.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on September 15, 2023 to holders of record at the close of business on August 31, 2023.

FINANCIAL SUMMARY

	Three Months Ended June 30,

($ in millions, except per common share amounts)	2022	2023
Net income attributable to AIG common shareholders	$2,746	$1,485
Net income per diluted share attributable to AIG common shareholders	$3.43	$2.03

Adjusted pre-tax income (loss)	$1,543	$1,890
General Insurance	1,257	1,319
Life and Retirement	747	991
Other Operations	(461)	(420)

Net investment income	$2,604	$3,571
Net investment income, APTI basis	2,504	3,278

Adjusted after-tax income attributable to AIG common shareholders	$1,111	$1,282
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.39	$1.75

Weighted average common shares outstanding - diluted (in millions)	800.7	730.5

Return on common equity	21.7%	14.0%
Adjusted return on common equity	7.7%	9.4%

Book value per common share	$58.64	$58.49
Adjusted book value per common share	$73.78	$75.76

Common shares outstanding (in millions)	771.3	717.5

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2022	2023	Change
Gross premiums written	$9,581	$10,399	9%

Net premiums written	$6,866	$7,537	10%
North America	3,401	3,973	17
North America Commercial Lines	2,918	3,410	17
North America Personal Insurance	483	563	17
International	3,465	3,564	3
International Commercial Lines	2,037	2,223	9
International Personal Insurance	1,428	1,341	(6)

Underwriting income (loss)	$799	$594	(26)%
North America	406	352	(13)
North America Commercial Lines	416	403	(3)
North America Personal Insurance	(10)	(51)	(410)
International	393	242	(38)
International Commercial Lines	349	216	(38)
International Personal Insurance	44	26	(41)

Net investment income, APTI basis	$458	$725	58%
Adjusted pre-tax income	$1,257	$1,319	5%
Return on adjusted segment common equity	12.0%	12.2%	0.2	pts

Underwriting ratios:
North America Combined Ratio (CR)	86.3	89.0	2.7	pts
North America Commercial Lines CR	83.6	85.6	2.0
North America Personal Insurance CR	102.3	112.9	10.6
International CR	88.5	92.6	4.1
International Commercial Lines CR	82.4	89.0	6.6
International Personal Insurance CR	96.9	98.0	1.1
General Insurance (GI) CR	87.4	90.9	3.5

GI Loss ratio	56.2	59.3	3.1	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(1.8)	(3.9)	(2.1)
Prior year development, net of reinsurance and prior year premiums	2.9	1.0	(1.9)
GI Accident year loss ratio, as adjusted	57.3	56.4	(0.9)
GI Expense ratio	31.2	31.6	0.4
GI Accident year combined ratio, as adjusted	88.5	88.0	(0.5)

Accident year combined ratio, as adjusted (AYCR):
North America AYCR	89.9	87.8	(2.1)	pts
North America Commercial Lines AYCR	88.2	85.1	(3.1)
North America Personal Insurance AYCR	99.7	107.1	7.4
International AYCR	87.2	88.0	0.8
International Commercial Lines AYCR	81.4	83.1	1.7
International Personal Insurance AYCR	95.2	95.3	0.1

General Insurance
•Second quarter 2023 NPW of $7.5 billion was a 10% increase from the prior year quarter, or 11% on a constant dollar basis and adjusted for the International lag elimination, driven by Commercial Lines. North America Commercial Lines delivered 17% NPW growth, or 18% on a constant dollar basis, from the prior year quarter, benefiting from positive rate changes, higher renewal retentions and strong new business production, particularly in Retail Property, Lexington and Validus Re, partially offset by continued selectivity in Financial Lines Director & Officer and transactional products. International Commercial Lines delivered 9% NPW growth, or 6% on a constant dollar basis and adjusted for the International lag elimination, from the prior year quarter, attributed to continued positive rate changes and strong new business production, mainly in Property and Global Specialty, partially offset by headwinds from a lack of capital market transaction activity. Global Personal Insurance NPW decreased 0.4%, but grew 5% on a constant dollar basis and adjusted for the International lag elimination, from the prior year quarter, primarily driven by growth in Private Client Group resulting from changes in our reinsurance program, partially offset by a decrease in Travel and Warranty.

•Second quarter 2023 underwriting income was $594 million and included $250 million of total catastrophe-related charges, representing 3.9 loss ratio points, of which $159 million was in North America, mainly attributable to U.S. convective storms, and $91 million in International, mainly attributable to Typhoon Mawar, compared to $121 million, or 1.8 loss ratio points, in the prior year quarter. Second quarter 2023 also included lower favorable PYD of $115 million compared to favorable PYD of $202 million in the prior year quarter.

•The combined ratio was 90.9%, a 3.5 point increase from the prior year quarter, driven by a 3.1 point increase in the loss ratio. The AYCR improved 0.5 point from the prior year quarter to 88.0%, driven by a 0.9 point decrease in the accident year loss ratio, as adjusted* (AYLR) to 56.4%, reflecting continued earn-in of premium rate increases exceeding loss cost trends in Commercial Lines. The AYCR improvement also reflects business mix benefit, continued positive rate changes, focused risk selection and improved terms and conditions. The expense ratio was 31.6%, a 0.4 point increase from the prior year quarter, driven by an increase in the general operating expense ratio while the acquisition ratio remained flat.

•The North America Commercial Lines combined ratio was 85.6% and International Commercial Lines combined ratio was 89.0%, a 2.0 point and a 6.6 point increase, respectively, from the prior year quarter. The AYCR for North America Commercial Lines improved 3.1 points from the prior year quarter to 85.1%, with a 2.8 point improvement in AYLR. The AYCR for International Commercial Lines increased 1.7 points from the prior year quarter to 83.1% due to a higher general operating expense ratio driven by changes in business mix.

•The North America Personal Insurance combined ratio increased 10.6 points to 112.9% and the AYCR increased 7.4 points to 107.1% compared to the prior year quarter, driven by higher catastrophe losses, changes in business mix, reinsurance cessions and an increase in general operating expense ratio attributable to the decline in premiums earned. The International Personal Insurance combined ratio increased 1.1 points to 98.0% and the AYCR increased 0.1 point to 95.3% from the prior year quarter, driven by higher catastrophe losses and a higher expense ratio, partially offset by improvement in the AYLR from changes in business mix and reflecting earned-in rate exceeding loss costs.

•General Insurance return on adjusted segment common equity* for the second quarter was 12.2% on an annualized basis, compared with 12.0% in the prior year quarter.

LIFE AND RETIREMENT

	Three Months Ended
	June 30,
($ in millions, except as indicated)	2022	2023	Change
Adjusted pre-tax income	$747	$991	33%
Individual Retirement	370	585	58
Group Retirement	180	201	12
Life Insurance	120	78	(35)
Institutional Markets	77	127	65

Premiums and fees	$1,846	$3,238	75%
Individual Retirement	246	238	(3)
Group Retirement	109	106	(3)
Life Insurance	946	934	(1)
Institutional Markets	545	1,960	260

Premiums and deposits	$7,099	$10,054	42%
Individual Retirement	3,620	4,045	12
Group Retirement	1,772	1,923	9
Life Insurance	1,157	1,176	2
Institutional Markets	550	2,910	429

Net flows	$80	$(2105)	NM	%
Individual Retirement	628	(359)	NM
Group Retirement	(548)	(1,746)	(219)

Net investment income, APTI basis	$1,989	$2,478	25%
Return on adjusted segment common equity	9.7%	12.2%	2.5	pts

Life and Retirement
•Life and Retirement reported APTI of $991 million for the second quarter of 2023, up 33% from $747 million in the prior year quarter. The increase was primarily driven by higher base portfolio income, partially offset by a decline in alternative investment returns and fee income. Base net investment spreads in Individual and Group Retirement continued to widen with a 64-basis point improvement year-over-year, driven by higher reinvestment rates.
•Premiums increased 128% to $2.5 billion from $1.1 billion and premiums and deposits increased 42% to $10.1 billion from $7.1 billion in the prior year quarter. The second quarter saw record sales in Fixed Index Annuities and a higher volume of transactional businesses with $1.9 billion of pension risk transfer activity and $0.9 billion of guaranteed investment contracts.
•The balance sheet and the capital position of the business continue to remain strong. During the second quarter, Corebridge returned approximately $750 million to its shareholders (including AIG) through approximately $550 million of common stock dividends and $200 million in share repurchases.
•Life and Retirement return on adjusted segment common equity* for the second quarter was 12.2% on an annualized basis, compared with 9.7% in the prior year quarter.

OTHER OPERATIONS

	Three Months Ended
	June 30,
($ in millions)	2022	2023	Change
Corporate and Other	$(494)	$(414)	16%
Asset Management Group	163	(9)	NM
Adjusted pre-tax loss before consolidation and eliminations	(331)	(423)	(28)
Consolidation and eliminations	(130)	3	NM
Adjusted pre-tax loss	$(461)	$(420)	9%

Other Operations
•Other Operations adjusted pre-tax loss (APTL) of $420 million improved $41 million from the prior year quarter, primarily due to the impact of Variable Interest Entities (VIEs), in addition to better results from Corporate and Other.

•Corporate and Other APTL improved $80 million, or 16%, from the prior year quarter, largely due to the absence of mark-to-market losses on a legacy investment portfolio that was sold in the fourth quarter of 2022, as well as higher income from short-term investments as a result of high short-term yields on parent liquidity funds.

•Asset Management Group (AMG) APTL decreased $172 million from the prior year quarter largely due to lower net investment income associated with VIEs compared to the prior year quarter, which reflected gains on sales. AMG results in the second quarter also reflected the sale of our Collateralized Loan Obligations manager in the first quarter of 2023 and the subsequent deconsolidation of associated securitizations by the end of the second quarter, which resulted in lower investment income and an offsetting impact on interest expense with minimal impact to APTL.

•Changes in Consolidation and eliminations were attributed to realized capital gains associated with VIEs, which the insurance subsidiaries report as net investment income and are eliminated in Other Operations.

CONFERENCE CALL
AIG will host a conference call tomorrow, Wednesday, August 2, 2023 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release and other publicly available documents may include, and members of AIG management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for AIG’s future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate,” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, such as the separation of the Life and Retirement business from AIG, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause AIG’s actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in specific projections, goals, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which AIG and its businesses operate in the U.S. and globally, including adverse developments related to financial market conditions, macroeconomic trends, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, pressures on the commercial real estate market, an economic slowdown or recession, geopolitical events or conflicts, including the conflict between Russia and Ukraine, and stress and instability in the banking sector;
•occurrence of catastrophic events, both natural and man-made, including the effects of climate change, geopolitical events and conflicts and civil unrest;
•disruptions in the availability or accessibility of AIG's or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches, or infrastructure vulnerabilities;
•AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
• AIG's ability to realize expected strategic, financial, operational or other benefits from the separation of Corebridge as well as AIG’s equity market exposure to Corebridge;
• the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
• concentrations in AIG’s investment portfolios;
• AIG’s reliance on third-party investment managers;
• changes in the valuation of AIG’s investments;
• AIG’s reliance on third parties to provide certain business and administrative services;
• availability of adequate reinsurance or access to reinsurance on acceptable terms;
• concentrations of AIG’s insurance, reinsurance and other risk exposures;
• nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

• AIG's ability to adequately assess risk and estimate related losses as well as the effectiveness of AIG’s enterprise risk management policies and procedures, including with respect to business continuity and disaster recovery plans;
• changes in judgments concerning potential cost-saving opportunities;
• AIG's ability to effectively implement changes under AIG 200, including the ability to realize cost savings;
• difficulty in marketing and distributing products through current and future distribution channels;
• actions by rating agencies with respect to AIG’s credit and financial strength ratings as well as those of its businesses and subsidiaries;
• changes to sources of or access to liquidity;
• changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
• changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;
• changes in accounting principles and financial reporting requirements;
• the effects of sanctions, including those related to the conflict between Russia and Ukraine, and the failure to comply with those sanctions;
• the effects of changes in laws and regulations, including those relating to the regulation of insurance, in the U.S. and other countries in which AIG and its businesses operate;
• changes to tax laws in the U.S. and other countries in which AIG and its businesses operate;
• the outcome of significant legal, regulatory or governmental proceedings;
• AIG’s ability to effectively execute on sustainability targets and standards;
• AIG’s ability to address evolving stakeholder expectations with respect to environmental, social and governance matters;
• the impact of COVID-19 or other epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 (which will be filed with the Securities and Exchange Commission (SEC)) and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG Annual Report on Form 10-K for the year ended December 31, 2022.

Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2023 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per common share, excluding accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and deferred tax assets (DTA) (Adjusted book value per common share) is used to show the amount of our net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted book value per common share is derived by dividing total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted common shareholders’ equity), by total common shares outstanding.
Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.
AIG Return on Common Equity (ROCE) – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted return on common equity) is used to show the rate of return on common shareholders’ equity. We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value (1) of AIG’s available for sale securities portfolio, (2) of market risk benefits attributable to our own credit risk and (3) due to discount rates used to measure traditional and limited payment long-duration insurance contracts, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of our available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. We exclude deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.
General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.
General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on adjusted segment common equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.
Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on our internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.
Adjusted revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes), changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes) and income from elimination of the International reporting lag. Adjusted revenues is a GAAP measure for our segments.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across our segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to our current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that we believe to be common to the industry. APTI is a GAAP measure for our segments. Excluded items include the following:
•changes in fair value of securities used to hedge guaranteed living benefits;
•net change in market risk benefits (MRBs);
•changes in benefit reserves related to net realized gains and losses;
•changes in the fair value of equity securities;
•net investment income on Fortitude Re funds withheld assets;
•following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•pension expense related to lump sum payments to former employees;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:

•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life‑contingent payout annuities, as well as deposits received on universal life, investment‑type annuity contracts, Federal Home Loan Bank funding agreements and mutual funds. We believe the measure of premiums and deposits is useful in understanding customer demand for our products, evolving product trends and our sales performance period over period.
Results from discontinued operations are excluded from all of these measures.
#    #    #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide insurance solutions that help businesses and individuals in approximately 70 countries and jurisdictions protect their assets and manage risks. For additional information, visit www.aig.com. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended June 30,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$3,925	$845	$—	$3,079	$1,867	$176	$—	$1,691
Noncontrolling interests			(325)	(325)			(198)	(198)
Pre-tax income/net income attributable to AIG	3,925	845	(325)	2,754	1,867	176	(198)	1,493
Dividends on preferred stock				8				8
Net income attributable to AIG common shareholders				2,746				1,485
Adjustments:
Changes in uncertain tax positions and other tax adjustments		(3)	—	3		340	—	(340)
Deferred income tax valuation allowance (releases) charges		17	—	(17)		(78)	—	78
Changes in fair value of securities used to hedge guaranteed living benefits	(10)	(2)	—	(8)	3	—	—	3
Change in market risk benefit, net(a)	(45)	(10)	—	(35)	(262)	(55)	—	(207)
Changes in benefit reserves related to net realized gains (losses)	(7)	(2)	—	(5)	1	—	—	1
Changes in the fair value of equity securities	30	6	—	24	(43)	(9)	—	(34)
Loss on extinguishment of debt	299	63	—	236	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(188)	(40)	—	(148)	(291)	(61)	—	(230)
Net realized losses on Fortitude Re funds withheld assets	86	19	—	67	138	28	—	110
Net realized gains on Fortitude Re funds withheld embedded derivative	(2,776)	(583)	—	(2,193)	(180)	(38)	—	(142)
Net realized losses(b)	140	7	—	133	390	77	—	313
Loss from discontinued operations				1				—
Net (gain) loss on divestitures and other	1	1	—	—	(43)	(9)	—	(34)
Non-operating litigation reserves and settlements	(4)	(1)	—	(3)	1	—	—	1
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(144)	(30)	—	(114)	(18)	(4)	—	(14)
Net loss reserve discount charge	14	4	—	10	16	4	—	12
Pension expense related to a one-time lump sum payment to former employees	—	—	—	—	67	14	—	53
Integration and transaction costs associated with acquiring or divesting businesses	38	8	—	30	79	17	—	62
Restructuring and other costs	175	37	—	138	153	32	—	121
Non-recurring costs related to regulatory or accounting changes	9	2	—	7	12	2	—	10
Net impact from elimination of international reporting lag(c)	—	—	—	—	—	—	—	—
Noncontrolling interests(d)			239	239			34	34
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,543	$338	$(86)	$1,111	$1,890	$436	$(164)	$1,282

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)
	Six Months Ended June 30,
	2022				2023
		Total Tax	Non-			Total Tax	Non-
		(Benefit)	controlling	After		(Benefit)	controlling	After
	Pre-tax	Charge	Interests(d)	Tax	Pre-tax	Charge	Interests(d)	Tax
Pre-tax income/net income, including noncontrolling interests	$9,639	$1,999	$—	$7,639	$1,636	$32	$—	$1,604
Noncontrolling interests			(712)	(712)			(81)	(81)
Pre-tax income/net income attributable to AIG	9,639	1,999	(712)	6,927	1,636	32	(81)	1,523
Dividends on preferred stock				15				15
Net income attributable to AIG common shareholders				6,912				1,508
Adjustments:
Changes in uncertain tax positions and other tax adjustments		88	—	(88)		362	—	(362)
Deferred income tax valuation allowance (releases) charges		23	—	(23)		(97)	—	97
Changes in fair value of securities used to hedge guaranteed living benefits	(23)	(5)	—	(18)	6	1	—	5
Change in market risk benefit, net(a)	(278)	(59)	—	(219)	(66)	(14)	—	(52)
Changes in benefit reserves related to net realized gains (losses)	(9)	(2)	—	(7)	(5)	(1)	—	(4)
Changes in the fair value of equity securities	57	12	—	45	(94)	(20)	—	(74)
Loss on extinguishment of debt	299	63	—	236	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(479)	(101)	—	(378)	(737)	(155)	—	(582)
Net realized losses on Fortitude Re funds withheld assets	226	48	—	178	169	35	—	134
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(6,094)	(1,280)	—	(4,814)	985	207	—	778
Net realized (gains) losses(b)	(209)	(98)	—	(111)	1,156	285	—	871
Loss from discontinued operations				1				—
Net gain on divestitures and other	(39)	(8)	—	(31)	(41)	(9)	—	(32)
Non-operating litigation reserves and settlements	(38)	(8)	—	(30)	—	—	—	—
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(144)	(30)	—	(114)	(37)	(8)	—	(29)
Net loss reserve discount (benefit) charge	(6)	(1)	—	(5)	80	17	—	63
Pension expense related to a one-time lump sum payment to former employees	—	—	—	—	67	14	—	53
Integration and transaction costs associated with acquiring or divesting businesses	84	18	—	66	131	28	—	103
Restructuring and other costs	268	56	—	212	270	57	—	213
Non-recurring costs related to regulatory or accounting changes	13	3	—	10	25	5	—	20
Net impact from elimination of international reporting lag(c)	—	—	—	—	(12)	(3)	—	(9)
Noncontrolling interests(d)			517	517			(208)	(208)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$3,267	$718	$(195)	$2,339	$3,533	$736	$(289)	$2,493
(a)Includes realized gains and losses on certain derivative instruments used for non-qualifying (economic) hedging.
(b)Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)Effective in the quarter ended December 31, 2022, the foreign property and casualty subsidiaries report on a calendar year ending December 31. We determined that the effect of not retroactively applying this change was immaterial to our Consolidated Financial Statements for the current and prior periods. Therefore, we reported the cumulative effect of the change in accounting principle within the Consolidated Statements of Income (Loss) for the year ended December 31, 2022 and did not retrospectively apply the effects of this change to prior periods.
(d)Includes the portion of equity interest of non-operating income of Corebridge and consolidated investment entities that AIG does not own.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended June 30,			Six Months Ended June 30,
Earnings per common share:	2022	2023	% Inc. (Dec.)	2022	2023	% Inc. (Dec.)
Basic
Income from continuing operations	$3.47	$2.05	(40.9)%	$8.60	$2.06	(76.0)%
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$3.47	$2.05	(40.9)	$8.60	$2.06	(76.0)
Diluted
Income from continuing operations	3.43	$2.03	(40.8)	$8.50	$2.05	(75.9)
Income from discontinued operations	—	—	NM	—	—	NM
Net income attributable to AIG common shareholders	$3.43	$2.03	(40.8)	$8.50	$2.05	(75.9)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.39	$1.75	25.9%	$2.88	$3.38	17.4%
Weighted average shares outstanding:
Basic	790.9	725.8		803.5	732.2
Diluted	800.7	730.5		813.3	737.3

Reconciliation of Book Value per Common Share
As of period end:	June 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
Total AIG shareholders' equity	$45,713	$40,970	$43,317	$42,454
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	45,228	40,485	42,832	41,969
Less: Deferred tax assets (DTA)*	4,747	4,518	4,543	4,263
Less: Accumulated other comprehensive income (AOCI)	(18,647)	(22,616)	(19,329)	(18,982)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(2,223)	(2,862)	(2,418)	(2,331)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(16,424)	(19,754)	(16,911)	(16,651)
Total adjusted common shareholders' equity (b)	$56,905	$55,721	$55,200	$54,357
Less: Intangible assets:
Goodwill	3,935	3,927	3,939	3,617
Value of business acquired	98	92	92	92
Value of distribution channel acquired	438	418	408	188
Other intangibles	289	286	284	244
Total intangible assets	4,760	4,723	4,723	4,141
Total adjusted tangible common shareholders' equity (c)	$52,145	$50,998	$50,477	$50,216
Total common shares outstanding (d)	771.3	734.1	727.6	717.5

As of period end:	June 30, 2022	% Inc. (Dec.)	December 31, 2022	% Inc. (Dec.)	March 31, 2023	% Inc. (Dec.)	June 30, 2023
Book value per common share (a÷d)	$58.64	(0.3)%	$55.15	6.1%	$58.87	(0.6)%	$58.49
Adjusted book value per common share (b÷d)	73.78	2.7	75.90	(0.2)	75.87	(0.1)	75.76
Adjusted tangible book value per common share (c÷d)	67.61	3.5	69.47	0.7	69.37	0.9	69.99

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity
	Three Months Ended June 30,
	2022	2023
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$10,984	$5,940
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$4,444	$5,128
Average AIG Common Shareholders' equity (c)	$50,600	$42,401
Less: Average DTA*	4,844	4,403
Less: Average AOCI	(12,838)	(19,156)
Add: Average cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(1,088)	(2,375)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(11,750)	(16,781)
Average adjusted common shareholders' equity (d)	$57,506	$54,779

ROCE (a÷c)	21.7%	14.0%
Adjusted return on common equity (b÷d)	7.7%	9.4%
*Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income
	Three Months Ended
	June 30,
	2022	2023
Net Investment Income per Consolidated Statements of Operations	$2,604	$3,571
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(14)
Changes in the fair value of equity securities	30	(43)
Net investment income on Fortitude Re funds withheld assets	(188)	(291)
Net realized gains (losses) related to economic hedges and other	71	55
Total Net Investment Income - APTI Basis	$2,504	$3,278

Net Premiums Written - Change in Constant Dollar and Lag Adjusted
	Three Months Ended June 30, 2023
				North
		Global -	Global -	America	International -
	General	Commercial	Personal	Commercial	Commercial	Personal
General Insurance	Insurance	Lines	Insurance	Lines	Lines	Insurance
Change in net premiums written
Increase (decrease) in original currency and adjusted for lag elimination	10.7%	12.6%	5.3%	17.6%	5.7%	1.1%
Foreign exchange effect	(2.1)	(1.2)	(4.3)	(0.7)	(2.0)	(5.5)
Lag elimination impact	1.2	2.3	(1.4)	—	5.4	(1.7)
Increase (decrease) as reported in U.S. dollars	9.8%	13.7%	(0.4)%	16.9%	9.1%	(6.1)%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	June 30,
	2022	2023
Total General Insurance
Combined ratio	87.4	90.9
Catastrophe losses and reinstatement premiums	(1.8)	(3.9)
Prior year development, net of reinsurance and prior year premiums	2.9	1.0
Accident year combined ratio, as adjusted	88.5	88.0

North America
Combined ratio	86.3	89.0
Catastrophe losses and reinstatement premiums	(1.7)	(5.0)
Prior year development, net of reinsurance and prior year premiums	5.3	3.8
Accident year combined ratio, as adjusted	89.9	87.8

North America - Commercial Lines
Loss ratio	58.7	61.0
Catastrophe losses and reinstatement premiums	(1.9)	(5.3)
Prior year development, net of reinsurance and prior year premiums	6.5	4.8
Accident year loss ratio, as adjusted	63.3	60.5

Combined ratio	83.6	85.6
Catastrophe losses and reinstatement premiums	(1.9)	(5.3)
Prior year development, net of reinsurance and prior year premiums	6.5	4.8
Accident year combined ratio, as adjusted	88.2	85.1

North America - Personal Insurance
Combined ratio	102.3	112.9
Catastrophe losses and reinstatement premiums	(0.5)	(3.3)
Prior year development, net of reinsurance and prior year premiums	(2.1)	(2.5)
Accident year combined ratio, as adjusted	99.7	107.1

International
Combined ratio	88.5	92.6
Catastrophe losses and reinstatement premiums	(2.0)	(2.7)
Prior year development, net of reinsurance and prior year premiums	0.7	(1.9)
Accident year combined ratio, as adjusted	87.2	88.0

International - Commercial Lines
Combined ratio	82.4	89.0
Catastrophe losses and reinstatement premiums	(2.3)	(2.5)
Prior year development, net of reinsurance and prior year premiums	1.3	(3.4)
Accident year combined ratio, as adjusted	81.4	83.1

International - Personal Insurance
Loss ratio	56.4	56.3
Catastrophe losses and reinstatement premiums	(1.6)	(3.2)
Prior year development, net of reinsurance and prior year premiums	(0.1)	0.5
Accident year loss ratio, as adjusted	54.7	53.6

Combined ratio	96.9	98.0
Catastrophe losses and reinstatement premiums	(1.6)	(3.2)
Prior year development, net of reinsurance and prior year premiums	(0.1)	0.5
Accident year combined ratio, as adjusted	95.2	95.3

Global - Commercial Insurance
Combined ratio	83.1	87.0
Catastrophe losses and reinstatement premiums	(2.1)	(4.0)
Prior year development, net of reinsurance and prior year premiums	4.3	1.4
Accident year combined ratio, as adjusted	85.3	84.4

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2022	2023

Adjusted pre-tax income	$1,257	$1,319
Interest expense on attributed financial debt	149	133
Adjusted pre-tax income including attributed interest expense	1,108	1,186
Income tax expense	254	274
Adjusted after-tax income	854	912
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$851	$909

Ending adjusted segment common equity	$30,104	$30,153
Average adjusted segment common equity	$28,361	$29,848
Return on adjusted segment common equity	12.0%	12.2%

Total segment shareholder’s equity	$25,651	$24,619
Less: Preferred equity	210	202
Total segment common equity	25,441	24,417
Less: Accumulated other comprehensive income (AOCI)	(5,163)	(6,390)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(500)	(654)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(4,663)	(5,736)
Total adjusted segment common equity	$30,104	$30,153

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2022	2023

Adjusted pre-tax income	$747	$991
Interest expense on attributed financial debt	68	113
Adjusted pre-tax income including attributed interest expense	679	878
Income tax expense	134	174
Adjusted after-tax income	545	704
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$543	$702

Ending adjusted segment common equity	$22,011	$23,270
Average adjusted segment common equity	$22,452	$23,108
Return on adjusted segment common equity	9.7%	12.2%

Total segment shareholder’s equity	$11,870	$9,819
Less: Preferred equity	154	161
Total segment common equity	11,716	9,658
Less: Accumulated other comprehensive income (AOCI)	(12,018)	(15,289)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(1,723)	(1,677)
Subtotal: AOCI plus cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	(10,295)	(13,612)
Total adjusted segment common equity	$22,011	$23,270

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2022	2023
Individual Retirement:
Premiums	$60	$66
Deposits	3,566	3,984
Other	(6)	(5)
Premiums and deposits	$3,620	$4,045

Group Retirement:
Premiums	$5	$4
Deposits	1,767	1,919
Other	—	—
Premiums and deposits	$1,772	$1,923

Life Insurance:
Premiums	$556	$563
Deposits	388	384
Other	213	229
Premiums and deposits	$1,157	$1,176

Institutional Markets:
Premiums	$496	$1,911
Deposits	46	991
Other	8	8
Premiums and deposits	$550	$2,910

Total Life and Retirement:
Premiums	$1,117	$2,544
Deposits	5,767	7,278
Other	215	232
Premiums and deposits	$7,099	$10,054

Total Debt and Preferred Stock Leverage

Three Months Ended
June 30, 2023
Hybrid - debt securities / Total capital	2.9%
Financial debt and debt held for sale / Total capital	28.7
Total debt / Total capital	31.6
Preferred stock / Total capital	0.7
Total debt and preferred stock / Total capital (incl. AOCI)	32.3
AOCI Impact	(6.3)
Total debt and preferred stock / Total capital (ex. AOCI)	26.0%